Exhibit (6)(c)(1)


                MINUTES OF A MEETING OF THE BOARD OF DIRECTORS OF
                       GENERAL ENVIRONMENTAL CORPORATION

The undersigned, being all of the Directors of General Environmental Corporation, a Delaware corporation (the "Company") acting pursuant to Section 141 (f) of the Delaware General Corporation Law, as amended, and Article III,
Section 14 of the Bylaws of the Company, waive any notice that may be required to be given with respect to a Special Meeting of the Board of Directors, and hereby consent to approve and adopt the following resolutions, which shall have the same force and effect as if adopted at a duly called, noticed and held Special Meeting of the Board of Directors of the Company on the 12th day of January 26, 2001.

     Whereas the Company has not had the funds to pay the compensation to its operating officers since May 1999, and;

     Whereas the Company needs to make a provision for the compensation of its operating officers.

Now therefore be it Resolved that each Herbert T. Sears and W. Edward Nichols shall accrue compensation at the rate of $2,000 per month plus the cost of health insurance and a monthly car allowance of $300 from the period commencing October 1, 2000 until modified or terminated.

     It is so Resolved.

                               ______________________________________
                                              Director

                               ______________________________________
                                              Director

                               ______________________________________
                                              Director